Exhibit 99.2

Applied Micro Circuits’ CEO and CFO Discuss F3Q 2014 Results – Earnings Call Transcript

CORPORATE PARTICIPANTS

Traci Tsuchiguchi – Vice President, Investor Relations

Paramesh Gopi – President and Chief Executive Officer

Doug Ahrens – Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava – BMO Capital Markets

Patrick Wang – Evercore Partners

Jason R. Rechel – Oppenheimer & Co., Inc.

Brian C. Peterson – Raymond James & Associates, Inc.

Suji DeSilva – Topeka Capital Markets

Christopher Longiaru – Sidoti & Company

Christian Schwab – Craig-Hallum Capital Group LLC

Christopher Rolland – FBR Capital Markets & Co.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Krishna Shankar – ROTH Capital Partners LLC

Operator

Good day, ladies and gentlemen, and welcome to the Applied Micro Circuits Fiscal Third Quarter Earnings Call. My name is Crystal and I’ll be your operator for today. At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator instructions) As a reminder this conference is being recorded for replay purposes.

I’d now like to turn the conference over to, Ms. Traci Tsuchiguchi, VP of Investor Relations. Please proceed.

Traci Tsuchiguchi

Thanks Crystal. Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO, and Doug Ahrens, our Vice President and CFO.

Before we begin, I would like to remind you that various remarks that we make on this call including those about forward future financial results, including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future developments and adoption of X-Gene™ and other products and our anticipated growth and profitability all constitute forward-looking statements for the purpose of the Safe Harbor Provisions under the Private Securities Litigation Reform Act.

These forward-looking statements and all other statements that may be made on this call, that are not historical facts, are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Form 10-K and Form 10-Q filed with the SEC, in particular to the section entitled Risk Factors and to other reports that we may file from time to time with the SEC, for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof and we disclaim any obligations to update them.

I want to point out that AppliedMicro has several analysts that cover our stock, and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that I’ll turn the call over to Paramesh.

Paramesh Gopi

Thanks Traci. As you’ve seen in the earnings release, we had a solid December quarter in line with our expectations. Most importantly, I’m pleased to announce that we have continued to execute aggressively to transition our X-Gene 1™ Server-on-a-Chip™ solution to production, and we are on course to deliver samples of our 28 nanometer X-Gene 2™ this spring.

As our customers mature their pilot production platforms, we remained enthusiastic about our product leadership and the overall market opportunity. I’m excited to report that in our third quarter, we doubled the number of companies that have signed our X-Gene evaluation and use agreements consistent with our expectations from last quarter. We see this as a compelling proof point of X-Gene’s market traction and commitment by customers and ecosystem partners.

Let me provide more context around our unique position in the ARM server market and why we enjoy market leadership. X-Gene’s unique value proposition stems from our deep SoC integration. SoC meaning system-on-chip, which combines brawny enterprise 64-bit ARM cores running at 2.4 gigahertz, a high performance on-chip fabric, wide memory access and high speed mixed signal analog IO on a single piece of silicon. This monolithic architecture allows for the lowest power and latencies because data does not have to traverse multiple package or chip boundaries.

Please note that our communications chip heritage puts us in a unique position to be able to leverage our 10 gigabit, 40 gigabit and 100 gigabit per second proven mixed signal IO to build a truly compelling solution for the cloud data center. It is also important to note that CPU cores originally developed for mobile applications are ill suited for servers targeting cloud and enterprise class workloads due to their lack of essential features such as RAS and highly optimized coherent memory access architectures. Suffice it to say that the no-compromise approach we’ve taken with X-Gene facilitates the successful launch and broader adoption of 64-bit ARM in the data center.

During the quarter they were several meaningful proof points that shed light on the readiness of the ecosystem for our product. First, at ARM TechCon in October, Red Hat showed off a live demo of a 64-bit Linux server operating system running on X-Gene. The demo showed more than 600 fully loaded OS packages and it was noted that Red Hat had successfully stressed X-Gene with more than 12,000 loaded operating system packages. This serves a compelling evidence of X-Gene’s readiness for commercial deployment.

Second, Oracle publicly announced support for Oracle Java for ARMv8 64-bit servers using X-Gene as its development platform for porting and optimization. This is important because Oracle Java is the industry’s most pervasive enterprise cloud platform.

Third, Canonical stated that it expect to deliver the industry’s first commercially viable Ubuntu distribution for ARMv8 for enterprise built around X-Gene, again demonstrating the readiness of our X-Gene solution.

Fourth, also at on TechCon, HP unveiled its X-Gene cartridge for Moonshot Systems and Dell demonstrated its media storage platform based on X-Gene running Red Hat enterprise Linux OS, which highlights the progress our customers are making with their ARMv8 products base on X-Gene.

Fifth, in October we announced general availability and began taking orders for our X-Gene system development kit for ARM 64-bit platforms.

Finally, in December we successfully sampled the first X-Weave™ product to our lead customer. X-Weave represents the next step in the evolution of our base connectivity business into data centers and service provider central offices giving customers the highest density, lowest TCO connectivity platform.

Now as commentary on our base business, I’d like to highlight the following trends.

Number one, in our computing business we see our X-Gene ARM technology initiative to be a key contributor toward embedded base business in the future. Number two, on the connectivity side, the migration of OTN into the data center continues driving our 10, 40 and 100 gigabit devices. Number three, on the other hand as an offsetting factor, we see headwinds in the service provider end market, due in part to the lumpiness of order patterns in this space. Number 4, profits from our base business will continue to support our X-Gene and X-Weave development and productization efforts.

With that let me turn the call over to Doug.

Doug Ahrens

Thanks Paramesh. December quarter consolidated net revenues were $54.8 million, in line with our guidance. Computing revenues were $28.8 million and connectivity revenues were $26 million. In terms of geographical splits, sales to North America accounted for 47% of total revenues. Sales to Europe contributed 17%, and sales to Asia contributed 36%.

In the quarter, two customers accounted for more than 10% of our business: global logistics support leader, Wintec, and distributor Avnet. Distributor revenues for the December quarter were approximately $30.1 million. Our third quarter non-GAAP net income for the quarter was $1.6 million or $0.02 per share. Excluding the R&D investment for our pre-revenue X-Gene development, our non-GAAP EPS would have been $0.24 per share.

Our non-GAAP financials exclude certain items required by GAAP. Our net loss on the GAAP basis was $7.3 million or $0.10 per share versus a net loss of $32.4 million or $0.45 per share for the prior quarter. The complete reconciliation between GAAP and non-GAAP financials is available on our third quarter earnings release, which can be found in the Investor Relations section of our web site. Please note there is no reconciliation relating to forward-looking statements.

Our backlog coverage as of the date of this call is greater than 70% for the March quarter. The book-to-bill ratio last quarter was below one.

Turing to the balance sheet, our cash and investments totaled $74.3 million. Excluding the cash paid to Veloce during the December quarter, cash flow from operations was a positive $3.1 million. Channel inventory days, excluding non-cancelable, non-returnable orders, were 70 days, up from 57 days in the prior quarter.

Yesterday we announced that we have entered into an agreement to sell our corporate headquarters building and land in Sunnyvale, California. The sale is for approximately $40 million in cash and is expected to close in mid-March. The decision to do this was based on multiple factors.

First, the real estate market here in the Silicon Valley is incredibly robust. This has provided a great environment in which to monetize this asset for which we only paid approximately $17 million. Moreover, we are significantly underutilizing the building and the nearly 10 acres of largely undeveloped land. These factors, combined with the favorable terms we negotiated to rent the space we currently occupy until we relocate, made it a very prudent business decision and further strengthens our financial flexibility.

Now turning to the Veloce payments, during the December quarter we paid out a total of $1.3 million. Cumulatively to-date we’ve paid a total of $107.8 million out of the Veloce maximum merger consideration of $178.5 million. As Paramesh mentioned, we have a high degree of confidence that we will make a milestone payment to Veloce during the March quarter tied to the development of our 28 nanometer X-Gene 2 SoC. This payment will be comprised of a mix of cash and stock, with a combined value of approximately $50 million.

As we have said previously, the mix of cash and stock is at our discretion; regardless of mix we expect our cash level at the end of the March quarter to be at least in line with our ending cash balance in December.

With regard to guidance for the March quarter, given the commentary of some of our major customers in relation to service provider spending, we expect revenues in the range of $50 to $54 million. We expect gross margin in the range of 61% plus or minus half a point.

Non-GAAP operating expenses are expected to be in the range of $31 to $32 million and interest and other income is expected to be approximately $300,000. We expect to be breakeven in the March quarter on a non-GAAP basis. As I stated previously, excluding the R&D expense for X-Gene development, our core business generated profit of $0.24 per share during the December quarter on a non-GAAP basis. Importantly, the cash flow from our core business has and will continue to enable us to invest in X-Gene and X-Weave development though commercialization.

Now I’ll turn it back over to Paramesh for some closing remarks.

Paramesh Gopi

Thanks Doug. In conclusion, we’d like to leave you with the following:

Number one, our base business is solid and continues to allow us incredible IP and technology leverage to create the most compelling data center product portfolio relative to any of our competition.

Number two, X-Gene was created and optimized for the primary cloud workloads that contribute to the highest growth within the server market.

Number three, X-Gene has been the only real silicon product on which the entire ARM server, software and customer ecosystem has built cloud server platforms to date. X-Gene has been the lead vehicle for the establishment of the ARM server category and we expect to be able to monetize this category within our upcoming fiscal year.

Number four, X-Gene 1 is fully on track for production.

Number five, our 28 nanometer X-Gene 2 is due to sample in the spring of 2014.

And number six, we successfully sampled our first X-Weave product, our leading edge, high density, 28 nanometer, low TCO data center solution this past quarter, fully in line with our previous expectations.

With that we’d like to open up the call for questions. Operator?

Question-and-Answer Session

Operator

(Operator Instructions) Our first question will come from the line of Ambrish Srivastava with BMO. Please proceed.

Ambrish Srivastava – BMO Capital Markets

Hi, this is Gabriel Ho calling in for Ambrish. Thanks for taking my question. I think the first question is, so you said you’re on track for X-Gene production. Can you give us maybe how should we think about the revenue for the calendar year 2014 or over the next fiscal year?

Paramesh Gopi

I think what I want to do is go back to some comments I made a few conference calls ago, and I want to talk a little bit about our model for a path to doubling our revenue. We see a very clear path of doubling our revenue in three years was kind of the comment I made, maybe about quarter and a half ago. I want to reaffirm the following and I want to contextualize it for you in terms of the ARM server market.

You know, if you really look at it, the whole market is about $12 billion today. If you go back and look at anybody’s estimate of ARM’s penetration into this market, it’s going to be between 3% and 15% of that number. And if you really look at it, well, we have two generations of chips before anybody even has a sample of one. And fundamentally, we’ve been engaged in the development and solid proof points in this ecosystem over the last two years. So for us to get there from here, I see a path that is reinforced by a number of factors and we can clearly see how we can add that type of revenue to our top line.

We also said meaningfully that we’ve been engaged with almost about a dozen customers in various different spheres of cloud data centers, networking service providers and so forth, and with any of those customers, one, or any of them, move forward in terms of ramping their products, will have a significant impact to our forward-looking revenue.

The other third data point that I want to reiterate is that we’ve said, we’ll have meaningful revenue towards the second half of our fiscal year, and I continued to affirm that.

Ambrish Srivastava – BMO Capital Markets

And do you expect any revenues for X-Gene, is it baked into the guidance of $52 million?

Doug Ahrens

No, we have not baked in any revenue at this point because we are in a pre-revenue stage, but we will be receiving compensation for units being shipped to customers.

Ambrish Srivastava – BMO Capital Markets

Okay, and on the – as a follow-up on the sale of the building, can you walk us through the thinking behind your cash requirement over the next few quarters related to Veloce as well?

Paramesh Gopi

Yes, so as I made a statement about previously, we are approaching a major milestone and the total consideration for that milestone is approximately $50 million, but the mix of cash and stock is at our discretion. I also said that we expect the cash balance at the end of the March quarter to be at least as high as where we ended December, although we are looking at our options based on things like the stock price to determine the optimal mix of cash and stock in which to pay Veloce. After this quarter there will be an additional amount spread over time of another $20 million, based on other factors.

Ambrish Srivastava – BMO Capital Markets

Thank you, and it’s the last question: as we head into the next fiscal year, how should we think about OpEx as far as your free cash flow situation?

Paramesh Gopi

I think we made comments to the following, which is that our base business allows us to continue to invest through X-Gene 1, X-Gene 2 and the future commercial deployment of these X-Gene devices as well as continuing to uphold a roadmap through the next generation, and so we feel very, very comfortable that we have the wherewithal to deal with that relative to R&D OpEx.

Doug Ahrens

Yes, to add to that, our R&D expenses today comprehends the X-Gene development on 40 nanometer and 28 nanometer, so for the near term we are fully covering our R&D expenses and I don’t see a measurable uptick in that trajectory for now. As we move forward, down the road, and move into other technologies like FinFET, we would see OpEx begin to rise. However, given the top line growth that we are projecting, the vast majority of that revenue will fall to the bottom line because revenues will grow much faster than expenses.

Ambrish Srivastava – BMO Capital Markets

Okay, thank you.

Operator

Our next will come from the line of Patrick Wang from Evercore. Please proceed.

Patrick Wang – Evercore Partners

Great thanks a lot. Hey, for my first question, I’ve got two parts, can you first walk us through the moving pieces of your guidance on revenue, I think you guys are coming in a little light – a little lighter than the Street was expecting – and then in the second part of that, Paramesh, you mentioned in your comments earlier that there you are seeing some headwinds out there in service provider, so if we could just kind of go inside that a little bit.

Paramesh Gopi

Sure, I think I will start and Doug can finish off. As many of you have seen, the last quarter has resulted in number of major networking OEMs lower their guidance in terms of their forward-looking revenue guidance. Specifically the notion of, I’ll call it “lumpy” carrier spend, was starting to skim the top line of our business; just to give some flavor in terms of the headwind that I talked about.

We’ve actually looked at – kind of our bookings from a carrier mix perspective over the last in a 90 days hence, forward, and we see the biggest shift for our revenue profile comes directly from there – not at all from the OTN ports going into data centers that are powering big optical networks that hook up guys like Amazon and Facebook to the Internet. But more from the guys who are building large 100 gigs – specifically 100 gig networks for long-haul and medium-haul, so that lumpiness comes from there and hence you see a slight perturbation to our top line.

Doug Ahrens

So that correlates to the data point on the inventory and the channel, we did see the sell-through has slowed down a little bit on the carrier side, not a lot but somewhat lower than the prior quarter, and this is, all ties out with the trends that Paramesh just mentioned and is leading us to guide slightly lower for next quarter, given the inventory has risen slightly in the channel versus the prior quarter. With inventory now back to about the level it was two quarters ago.

Patrick Wang – Evercore Partners

Okay, what percentage of revenue do you guys see out today in the carrier market?

Paramesh Gopi

So if you really look at it, right, we talked about two classes of revenue; so if you look at kind of, I will call it, the pre-high density OTN stuff in aggregate, we would probably have (as I said) a lot more dependence on the carrier, so when we were building 10 gig long-haul parts and 40 gig long-haul parts that was the case. So if you were to look at what changed, it’s the fringe of that; we talked about – if you look at it in the in aggregate, we have a lot of the legacy business, that is a function of the carrier piece, but if you look at OTN there is only 30% or 35% of our OTN business that’s carrier focused. So if you really think about it, I can give you very good color because it nets down to the following.

100-gig for long-haul or submarine applications had a very singular impact; 10-gig, 40-gig in the data center for medium and inter-data center connectivity has almost had no impact. Legacy 10-gig for long haul has had equal impact to the 100-gig, is that clear?

Patrick Wang – Evercore Partners

Gotcha. Okay and then is there any sense how long this overhang in carrier might be or is it too hard to call it right now?

Paramesh Gopi

I think you would – I would say it’s lumpy Patrick, because honestly speaking if I were to look at the port shipments that are going into data centers, we are on a steady clip, as I told you we shipped I think over the last three quarters, last quarter I mentioned we shipped almost a half a million 10-gig ports, if you look at the percentage of those ports that are not going into carrier that are going into data centers versus carriers and look at that trajectory and the trajectory is right on the ball.

However and there is nothing – that trend remains unabated, I think going forward we see more lumpiness in fact, I would think that it could go either way depending on how the carrier spending moves. As you know, the spending of all these guys in terms of their CapEx comes and goes based on an aggregate budget, so that’s the perturbation you are seeing, small perturbation you are seeing.

Patrick Wang – Evercore Partners

Okay, then nonetheless it sounds like you guys are still confident that you are going to be profitable on an non-GAAP basis for the foreseeable future.

Paramesh Gopi

Yes, in fact what we said I think on this call, if you go back to our prepared comments we said that we would absolutely be break-even given the parameters that we talked about and the guidance range that we talked about.

Patrick Wang – Evercore Partners

Okay, perfect and just a question on X-Gene, AMD can be sampling Seattle this quarter, Intel is of course out with Avoton and lots of folks are talking about the 40 nanometer Broadwell SoC later this year, so please help us out, for those of us who are a little less technical, what are some of the things we should looked at when evaluating and comparing X-Gene with these other parts.

Paramesh Gopi

First of all, if you are looking at companies like AMD – they will have a standard ARM core, I addressed this in my prepared comments today. Mobile cores do not run server workloads, in fact we said, I will give you an analogy, a year ago, we were talking about 32 bit ARM based servers today that is come to pass. There is no 32 bit ARM based server in the market. We’ve also said forever that mobile cores do not satisfy the needs of cloud data centers and enterprise private clouds.

So if any ARM offering is based on a mobile core, then one has to look at that in context of its capability, and as I said in my prepared comments, it is significantly encumbered based on its inability to scale via a tightly coupled coherent fabric, which is on-chip and off-chip. We also have to look at what is the key differentiating factor that people are bringing to this ARM server race. We took, we didn’t do this with just a core; we built our own brawny core, enterprise clouds RAS, ECC, the entire memory hierarchy which is very, very close to a Xeon class x86 memory hierarchy and we are leveraging our entire 10 gig, 40 gig and 100 gig connectivity moving forward.

I don’t know what companies like AMD has in the communication space, I don’t believe they are in the communication space, and the other piece of this I will talk about, and we talked about earlier on, is our next generation X-Gene will give you the ability to go to hundreds and thousands of nodes within a rack via – a really interesting technology that we will unveil and talk about at Open Compute. So, I think one of the big things there is our view that if you don’t have the ability to scale out using standard scale-out mechanisms like 100 Gig Ethernet and 10 Gig Ethernet, you are not competitive. And the third piece of it is, most importantly, the deep SoC I/O integration. We are not talking about memory chip modules, we are not talking about package on package, this is one monolithic piece of silicon and that’s where we are driving X Gene to, and we have always driven X-Gene from.

So I want to reiterate. For us, it’s been a 2.5 year journey that’s culminating in a category that’s about to get real customer platform and a monetization phase that’s imminent, right?

The other piece of it is, all of the software, all of the mixed signal associated in putting all those together is singular to our company. This has been part of our base business forever, and I think those two things coupled with the ability to integrate them monolithically on one piece of silicon gives us a very unique, differentiated advantage.

Patrick Wang – Evercore Partners

Terrific, thanks so much.

Operator

Our next question will come from the line of Rick Schafer with Oppenheimer. Please proceed.

Jason R. Rechel – Oppenheimer & Co., Inc.

Hey guys, this is Jason Rechel, calling in for Rick. You know, I guess just starting on X-Gene, as I go back over the past two or three conference calls, the expectation ultimately for the X-Gene opportunity and the expectations to double revenues hasn’t changed, but I guess what has changed, kind of, is the imminence with when we start to see initial X-Gene revenue contribution. If we go back a couple of quarters, we’d thought that we’d see some in March and now it sounds like we won’t see any X-Gene revenue until probably the December quarter. So the ultimate expectation notwithstanding, what’s changed over the past, call it six months, so that the initial X-Gene revenue is now pushed, call it to the December quarter?

Paramesh Gopi

I think I want to take one step back, and I think what you wanted to look at is, what proof points happened between what we talked about and where we bridge into revenue. I think there were big concerns and there was a lot of noise around ecosystems being ready, there was a lot of noise around the entire ARM market coming to bear. There is a lot of noise around other implementation that could be here, there was a lot of noise around “is there a real competitive advantage towards having an ARM server”.

I think it is safe to say that the industry has spoken. I think if you look at any level of analysts estimate, technical or industry analyst, and if you look at the overwhelming support that guys like Red Hat, folks like Oracle, folks like HP and Dell, have talked about in terms of their end platforms and the end applications that are going on to those end platforms, have been demonstrated over the last quarter.

I think you didn’t have the Oracle data point, neither did you have the Red Hat data point, neither did you have any of the real HP data points at the last conference call, because it happened like, for ARM Technology Conference. So I think all of those are clear what I call “proof points” along the road to the category being monetized.

The other thing that I’d like to talk about is that, it is clear that the cloud workloads are going to all geared towards an IO intensive world, and I will say this, I think the next three years are all going to be about how ARM and IO work together to really provide the key offering to drive a new class of server, and we happened to have seen that, probably two years ahead of anybody else.

We also happened to have the base technology proven for the IO parts unlike anybody else in the space. So from where I stand, the opportunity remains extremely attractive. There is no change to the trajectory in terms of what we have talked about. I maintain my enthusiasm and as I said, in terms of starting production parts, we’re on track to do that, so no change there.

Jason R. Rechel – Oppenheimer & Co., Inc.

So, are you expecting material X-Gene revenue in the December quarter or just initial X-Gene revenue in the December quarter?

Douglas Ahrens

So, what we have said is we expect material X-Gene revenue in the second half of our fiscal year. So, that’s the December and March quarters.

Jason R. Rechel – Oppenheimer & Co., Inc.

Okay, great. And then last one…

Paramesh Gopi

I also wanted to maybe add one more piece of color, right. We also said that, in previous conference call we noted, that we shipped a whole bunch of pilot production parts, but once again we do not consider that material revenue.

Jason R. Rechel – Oppenheimer & Co., Inc.

Okay understood. And last quarter was helpful; you guys broke out the mix of new products and legacy products, I think the level was 40% new and 60% legacy. Could you break that out for us again or give any more color kind of directionally what the legacy products are doing and what the new products are doing maybe as we move into March here?

Douglas Ahrens

Yeah, if I can answer your first question regarding the mix, for the third quarter fiscal ‘14: 42% of our revenue was tied to new products, so that’s up from the prior quarter which was 40%.

Jason R. Rechel – Oppenheimer & Co., Inc.

Okay. Thanks guys, I’ll hop off.

Operator

Our next question will come from the line of Hans Mosesmann from Raymond James. Please proceed.

Brian C. Peterson – Raymond James & Associates, Inc.

Hi, this is Brian Peterson in for Hans. Just a clarification: on the pre-production shipments that are going on now, is it possible that there has been an extension between the pre-production shipments and when the customers actually plan on shipping for production, so when you’d recognize the revenue there?

Paramesh Gopi

Can you repeat the question again, I didn’t quite understand.

Brian C. Peterson – Raymond James & Associates, Inc.

So, I’m trying to get a sense, because I think that the expectations for revenue for X-Gene were expected a little bit before than the December quarter. So, I’m just trying to understand, you indicated that the production timeline is on plan. At the same time, I know that HP with Project Moonshot they talked about shipping in early calendar year 2013, so I’m just trying to make sure I understand the mechanics there.

Paramesh Gopi

You mean early calendar year 2014, is what you’re saying?

Brian C. Peterson – Raymond James & Associates, Inc.

I’m sorry calendar year 2014 correct.

Paramesh Gopi

Okay. I mean I think let me go back to, again, I can’t talk about what our customers are going to do or not do in terms of their product announcements. But once again, we are right on track. We remain extremely enthusiastic about the upcoming X-Gene ramp. I also want to add some color, if you look at one customer or two customers alone could essentially fundamentally change the revenue profile, the top-line revenue profile in a very, very, very emphatic manner for us. So, it doesn’t take a lot. If you’re engaged with dozen guys, it doesn’t take a lot for us to really drive the revenue contribution of X-Gene in a very meaningful way this upcoming fiscal year.

Brian C. Peterson – Raymond James & Associates, Inc.

Okay just a clarification on the competitive dynamic, I know one of your competitors went out of business does that change anything in your mind or any read-through on that?

Paramesh Gopi

So I think I want to come back to what I said a year ago in a conference call; we are not, I mean, the server market requires 64-bit, it requires brawny cores, it requires disruptive combination of mixed signal along with networking functions, along with brawny cores and a really, really robust hierarchy and the fabric. We have continued to say, we continue to remain on message, on track to deliver what we said we would. And I think the market finally has acknowledged with the ecosystem around us, the customers around us, the fact that is there was no real viable, 32-bit or for that matter mobile core-based server deployment that was commercially possible. So that is the comments I would say relative to that.

Brian C. Peterson – Raymond James & Associates, Inc.

Okay, thank you.

Operator

Our next question will come from the line of Suji DeSilva with Topeka. Please proceed.

Suji DeSilva – Topeka Capital Markets

Hi, guys in terms of the telecom weakness, can you talk about geographically whether the China OTN build remain in momentum or was it geographies or broad-based weakness or so?

Paramesh Gopi

I think what I’d like to do is – you can if you really think about it, it comes down to as I mentioned earlier, the 100-gig long haul piece of our OTN business was the most affected in term of the OTN business, not the Data Center business, and long-haul deployments both in Pan-Asia and as well as in Pan-Europe, would be the color that I can give you at this point.

Suji DeSilva – Topeka Capital Markets

Okay, good enough. And then, last quarter you talked about X-Weave having three design wins that we, if I remember correctly, can you update us on that today?

Paramesh Gopi

Absolutely, X-Weave sampled in fact as I said one of our key lead customers has already built systems and will be bringing up systems in the lab this month and next month – we actually sampled silicon – and the other two are right behind that, all doing well.

Suji DeSilva – Topeka Capital Markets

Are there any incremental design wins to talk about versus the quarters ago or at this point?

Paramesh Gopi

Actually I think what we’d like to do is make sure that we can give you more color on these really big design wins on our next call.

Suji DeSilva – Topeka Capital Markets

Understood. And last question Paramesh, you referred repeatedly to 1 or 2 of the X-Gene customers being a big needle mover for your revenues. I’d imagine the second half of the fiscal year when they show revenue that will be at the commercial phase you talked about last quarter, correct me if that’s wrong; and then second of all, how many customers have the potential that be in the commercial phase, best case scenario, by the second half of next fiscal year?

Paramesh Gopi

Yeah so I think when we talked about revenue we are talking about customers shipping end platforms to their end customers so that’s a very important distinction number 1. Number 2, when we talked about second half once again, I think we consistently said that we expect meaningful revenues in the second half of our fiscal year, right. We had never narrowed it down to a quarter – just to be clear about that, right. Number 3, when you asked about how many of them, we are engaged with three scopes of customers, the first scope is people who own their vertically integrated data center, the second scope is server OEMs like HP and Dell. The first scope that include names or will include the classes of customers such as Amazon, right.

And the last scope are networking OEMs that have a server business or a server component of their networking business, the likes of Cisco and Huawei. So those were the dozen customers that we talked about. I will tell you that the timelines for each one of those scopes of customers vary, the volumes vary and the application software maturity as therefore all these three space so there is no gig there it’s the question of how do you take a machine critical piece of infrastructure and start to really drive a new platform architecture. And we’re getting really close and as I said we’re pretty excited about what we see out there.

Suji DeSilva – Topeka Capital Markets

Great color. Thank you, Paramesh.

Operator

Our next question will come from the line of Christopher Longiaru with Sidoti & Company. Please proceed.

Christopher Longiaru – Sidoti & Company

Hey guys, thanks for taking my question. So, you’ve talked about meaningful revenue in the second half with respect to X-Gene; now, if somebody knocked on your door today and wanted to buy an X-Gene server, would you be able to sell to them or is this kind of either you have the part and then you’re waiting for the customers to jump in or you guys are moving together towards kind of the second half of the year, can you give us a little color on that please?

Paramesh Gopi

You know, to build the server platform takes a lot.

Christopher Longiaru – Sidoti & Company

Yes.

Paramesh Gopi

I think we talk about the number of people, or the number of customers with executed evaluation and license agreements. I’ve also given you color that when you execute something like that you have meaningful resources from a software engineering perspective and from the product development perspective, and hardware that most customers that has spent probably millions of dollars developing platforms. So, one doesn’t come into our door overnight and say I want to do this…

Christopher Longiaru – Sidoti & Company

Right, but I mean…

Paramesh Gopi

That have taken, this is a dance that is a year and a half to two years in the making and that’s the way I’d like to, for you to do it.

Christopher Longiaru – Sidoti & Company

Well I guess I mean, let me word it in different way. If your customers are ready for shipments now would you be ready for shipments after spending that year and a half and all that time – designing and engineering or is there any ideas that, are you ready in terms of you’re ready to ship at this point and your customers are giving you indications for second half revenue, that’s just what I’m trying to kind of get to?

Paramesh Gopi

As I said earlier right, I mean, if we are, we said that we’re going to start production X-Gene this quarter right.

Christopher Longiaru – Sidoti & Company

Right.

Paramesh Gopi

We’re right on track to do that for X-Gene 1 just to be clear, X-Gene 2 is sampling in this year, remember, server market dynamics usually dictate a volume generation and the technology generation, we’ve said this over and over again and this is exactly at the point that we are. So, there is no encumbrance relative to, once X-Gene 1 is in the production phase there is nothing that stops us from fulfilling the need of our customers.

Christopher Longiaru – Sidoti & Company

Great, fair. That’s very helpful. And just a housekeeping question because I jumped in a little late. Can you just reiterate the guidance for me real quick?

Douglas Ahrens

Yes, we guided $50 million to $54 million in revenue, 61% gross margin and 31 to 32 in spending, and our expectation is break-even on a non-GAAP basis for the March quarter.

Christopher Longiaru – Sidoti & Company

Thanks, I’ll jump out guys. Thank you.

Douglas Ahrens

Just to add to that on the gross margin I said plus or minus half a point around the 61%.

Operator

Our next question will come from the line of Christian Schwab of Craig-Hallum Capital Group. Please proceed.

Christian Schwab – Craig-Hallum Capital Group LLC

Great. As we look at the core business we’ve encountered this, call it $55 million plus or minus for the last six quarters, as we look into fiscal year 2015, do you think the core business has any growth dynamics or do you think it will remain relatively stable?

Paramesh Gopi

I think, let me take one step back, the core business has been the primary under of the X-Gene and X-Weave initiatives. Please recognize that X-Weave is actually important because it actually gives any type of growth vectoring that we can get outside of X-Gene through the core business. Right, the other piece that is important to recognize is that while we’ve all focused on the server market, I wanted to direct you to some prepared comments that I made specifically this quarter about how important ARM is becoming in our base business, outside of the X-Gene server initiative.

So, it is our view that opportunistically, we, as we move the X-Gene technology from servers back into the base business, there is an embedded component of the base business that will enjoy the aura of X-Gene going forward – number one. Number two, X-Weave is primarily built to make sure that we can continue to have the right cash flow to continued invest in FinFET and make sure that we can strategically grow the company on both vectors: the connectivity vector as well as the computing vector.

Christian Schwab – Craig-Hallum Capital Group LLC

Paramesh I appreciate the answer. I guess I was just working more directionally, is this $55 million business going to ramp to $60 million or not, given the visibility you have in hand?

Paramesh Gopi

I think I can tell you, we kind of talked about this before. At this point in time, if you look at our Data Center exposure versus the Carrier exposure I think the lumpiness could really, if the service provider lumpiness goes in a particular direction relative to next quarter and the quarter after that, it could be big for us.

If the service provider lumpiness continues to go up and down, it will have an effect on our top-line, right. So, from our perspective all of the products that we sell, especially with the TSMC products on the PowerPC side, as I mentioned in last quarter, had a significant growth rate for us on the computing side in last quarter.

But I wanted to make sure that if you look at kind of what has happened with our lead big customers in the carrier space that it had an arching effect on our top-line revenue for the next quarter.

Christian Schwab – Craig-Hallum Capital Group LLC

I understand. Okay thank you. As we look to the 64-bit ARM product line, when you begin to just started shipping material revenues and we are on our path to doubling revenues from let’s call it a $220 million plus or minus rate. What will be the mix between 40 and 28 nanometer?

Paramesh Gopi

Yeah, that’s really good question, and let me take one step back. If you were to look at the server market today I will tell you that, if you were to look at most cloud servers there in what I call the browsing generation. Today it’s all x86. So, one we look at generation such as Sandy Bridge and Ivy Bridge and if you were to look at the mix it starts off for the cloud being the lower end of the spectrum and moves to the higher end of the spectrum over a three to five year period. So, we fully expect to have both, over the next three years, have meaningful contribution to getting that revenue pipe line visibility that we talked to you about.

Christian Schwab – Craig-Hallum Capital Group LLC

Okay that makes sense. And there is the path that doubling the revenue we talked about this for, or you have, on the conference calls for a number of quarters. When does, does the clock start ticking for that. Should we get assume you know, in December or March when we start to see some shipment of that. Is that kind of timeframe that as an analyst community we should begin to model appropriately for that type of ramp, or when should we be thinking about that?

Paramesh Gopi

Let me take one step back. I think we’ve a done a very transparent job in terms of guiding you in terms of all of the pieces that need to come together before you can have a meaningful platform be it a end customer. We got, we talked about pilot production. We talked about evaluation, we’ve talked about ports and software over the last few calls, right. And we are right on track in terms of making sure that the things that need to come together are coming together. If you were to really look at when you start that clock, you have to ask yourself two questions. This is a brand new category, right. Having said that, a brand new category a year to two years ago was shrouded in a lot of hype. Today with major software folks committing, putting rel dates on, putting availability dates on, putting GA dates on, and customers talking about a meaningful portion of the market moving to ARM and of course I give you a wide range of estimates – I look at it as the three years our 2014, 2015, 2016 and 2017; 2015, 2016, 2017 are those three big years right. So, if, and now let me contextualize: if one customer turns, if one customer starts to ramp a particular platform it could mean significant, I am talking about meaningful percentage points on our base business today, in addition to our run rate on a yearly basis next year, right.

So this is an incredible opportunity for us because as I said, the number of customers we’re engaged with, the different spheres that they are engaged with, right, it’s really neat because we’ve seen all the pieces coming together finally and I think we have passed the notion of this being a hyped market and we are moving more into a reality phase, where things are going to start to become really, really visible over the next few quarters.

Christian Schwab – Craig-Hallum Capital Group LLC

Great and then my last question if I may I guess I’m slightly confused about what material means. Does this material mean 10% additive to a quarter or 20% additive to what the base business is running at, at whatever level is running at that time, how should we be thinking about that and I guess along the same lines, we’ve mentioned many different times about how one customer ramp could be really material, what would be a logical range of revenue for a customer ramp and I know that would vary whether it’s a data center or a server or a network OEM, I understand that, so just generically just one answer would be I think it would be sufficed just so we are all on the same page?

Paramesh Gopi

So let me first take you back and say I should clarify, I mean fiscal year 2015, 2016 and 2017 for us not calendar year, so I think when I spoke I said FY15, FY16, FY17 which is calendar 2014, 2015, 2016 in terms of our calendar plus six months so that’s FYI.

Christian Schwab – Craig-Hallum Capital Group LLC

Okay.

Paramesh Gopi

Let me give you some color in terms of what today I would look at this. HP ships one in five servers in the world today either in hyperscale or non-hyperscale. So, if you look at one, if you look at HP shipping one in five servers, if you look at a typical cloud data centers guy – like an Amazon or a Google or a Facebook, I mean Amazon being the biggest because they actually have servers that are rented out as infrastructure right? – between those two we are talking about I would say two in every five servers that ship; big internet service provider and a leading OEM, right.

Out of one in every five servers shipped, let’s assume that a fifth of that goes to a hyperscale or a large web scale infrastructure, okay. So, if you really look at that for us to essentially build, when I say meaningful today, our carrier business let’s look at it slightly differently. We’re able to do what we’re able to do today because we have proper revenue and margin contribution from our base carrier business and our base embedded business to get there, right.

So, my – I would look at a materiality construct to say, if we can get a major OEM, who ships 1 in 5 servers of the world today, or a major data center provider, to say we’re going to turn on this spigot for ARM and build a piece of our tier out, that is material in my mind. Because that signals essentially a real logical set point for a new category. There is no turning back: it’s an irreversible process, once that happens, if you know what I mean.

Christian Schwab – Craig-Hallum Capital Group LLC

To really understand I can do some quick math after the call, but what should we assume as an ASP then?

Paramesh Gopi

So if you really look at this, we basically look at current cloud server platforms and as we’ve talked about this in other call I’ll refer you to some data as well. Today currently if you look at a non-cloud server regular 2P kind of platform with a Xeon based platform you’re talking the entire system to cost somewhere between a $1,000 and $1,500 dollars, which include the boards, all of the pieces, right.

So when we talked about TCO, when we talked about acquisition costs, we said for cloud workloads in the cloud data center we could easily see a path to getting you 50% TCO which would be an acquisition cost that will be 50% and the operating cost that would be roughly 50%, I’m just giving you very rough data, right.

So if you think about it we are going to essentially be very, very close in terms of performance and in terms of system cost, to a $500 to $700 kind of full server right, but we have many pieces of our silicon to pick – 2 or 3 X-Genes right – on that type of board. So, I think from where we stand and if you look at the growth of the cloud infrastructure, we will absolutely price to make sure that we value all of a mixed signal components that we are bringing to bear. And make sure that the TCO equation that we talked about is fully present while we make the right contribution margins for our business.

Christian Schwab – Craig-Hallum Capital Group LLC

Fantastic. Thank you.

Operator

Our next question comes from the line of Christopher Rolland with FBR Capital Markets. Please proceed.

Christopher Rolland – FBR Capital Markets & Co.

Hey guys, how are you? First of all, congrats Traci on the position, I know we’re all excited to work with you on this side. On guidance, so I think a bunch of the weakness is already known particularly on the networking side out there, some of our checks that we’ve done that was related to federal shutdown, other guys have said NSA scandal and Europe may have paused and people are rethinking about buying equipment outside of the U.S. so from a high level you kind of talked about the disruption in carrier spending but from the high level is this what you’re hearing from your OEMs and when do you think this sort of releases, maybe second half of 2014 – is that when the cycle resumes? Thanks.

Paramesh Gopi

Yes, so I think one of the things that you can try to get as a color not just from our OEM customers, but from the service providers. And I think the fact is, that you mentioned I can feel the same resonance when I talked to end customers, meaning people like network operators would deploy this step. But I can tell you that I think the one thing that has happened is the notion of CapEx boundaries which means that, when are you able to unleash if you got a budget you unleash the set of CapEx, does that CapEx come in 3 chunks, 2 chunks or 2.5 chunks over the next year, right.

And that directly corresponds in this case to 100 gigabit being lit up between carrier central offices and major data center entry points, right. So, if you were to go back and look at folks like Cisco or ALU who are selling into those market, to folks like Telefonica and the Pan-Russian IT operator in Russia. The big question is not the Deutsche Telekom vs. the Telefonica stuff, it’s the question of when do you get 100 gig across pan continents.

And remember every 100, just to give you some color, last year end of 2013, the number of 100-gig port shipments versus the end of 2012 almost doubled, okay. And if you were to look at that significant portion of that came, at least 40% of it, came from longer haul distances, right. And so what we are seeing I think is certain notion of stop and go just on that part of the carrier telecom market, not I’m going to connect a Sweden data center to a data center in Geneva, just to be clear. That’s the color that we have gotten so far.

Christopher Rolland – FBR Capital Markets & Co.

Great, thanks. And forgive me if I missed this. But gross margin guidance if you look at it seems a little bit better than I would have expected from next quarter, so is that talking about a greater mix of connectivity there in the guide, and if you can give any more color on the breakout of segment revenue for next quarter that will be great.

Douglas Ahrens

Sure. Actually we are seeing a higher mix on the compute side based on our forecast right now for the next quarter, but the mix within each segment also has the effect on the margins. So, we are seeing a favorable mix within the computing side driving the uptick in the margins next quarter.

Paramesh Gopi

So, just to give you some more color on that, the enterprise for us from a computing segment perspective remains good, in other words we are in a lot of leading enterprise platforms and that is fully robust in terms of our base business of being there.

Christopher Rolland – FBR Capital Markets & Co.

Okay, thank you. Very interesting. Lastly the OpEx guide was pretty good here also probably better than I would what I thought. So, if you guys could talk about who is getting perhaps under investment there or at least less investment. And then also if you could talk about X-Gene investment in the quarter.

Paramesh Gopi

Sure. So, I wanted to refer you back to some prepared comments I made about our embedded business trending towards ARM, right. Please recall that up to a year ago, year and a half ago, we had a PowerPC business that we were also funding to make sure we had a roadmap.

We are very fortunate because most of our customers have now rung the ARM bell and we see a significant move for all of our current existing embedded sockets to have the ability to participate in the ARM front. So, if you look at it, the OpEx reflects the fact that we are going to start to leverage X-Gene to drive ARM into the embedded space.

Christopher Rolland – FBR Capital Markets & Co.

From just on that, I mean if I’m catching what you are saying here, on the embedded business on the compute side, when do you think we might see the first – instead of a PowerPC based, instead of a X-Gene based processor in some networking equipment, what’s the timeline for that?

Paramesh Gopi

I will tell you that and I want to give you industry kind of marker right. The year we started X-Gene, I think one of the big networking OEMs in Asia decided, so this is 2010 actually 2010. I believe that there is already the move towards looking at 32-bit ARM, big networking OEMs, yes. I think the last I would say six months I would say that the RFQ train coming our way and the future trend coming our way relative to embedded businesses are all moving towards the ARM architecture, away from the MIPS architecture and away from the PowerPC architecture. All of these RFQ phase are all scheduled to intercept products and end system products in the 2015 end timeframe.

Christopher Rolland – FBR Capital Markets & Co.

Okay, thanks guys.

Operator

Our next question will come from the line of Vijay Rakesh with Sterne Agee. Please proceed.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Yes, hi guys, just on the Veloce payments, I know you mentioned $50 million in the March and probably $20 million thereafter, is it being tied to certain customer revenue or design milestones, just wondering because why would you be paying it before material revenues on the X-Gene? I just wanted to get your thoughts.

Paramesh Gopi

We haven’t disclosed what the milestones are for competitive purposes, and our view is that those are tied to clear, either commercial product and/or development milestones that change the fundamental business profile of our X-Gene market segment.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Got it. And just a housekeeping question here; when you look at obviously the share count for the first half, what should we use, and you mentioned the sale leaseback on the headquarters, how is that being modeled, I mean how does it affect the OpEx et cetera? Thanks.

Paramesh Gopi

So before you answer that question, one of the things I wanted to tell you is that, I wanted to reiterate that milestones usually mean really – payments mean really good things, in terms of design wins as well as in terms of design and product, moving it from one phase to another. So they are not milestones that are loose, they are milestones that have significant commercial significance to our business.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Okay, thanks.

Douglas Ahrens

And regarding the share count going forward, that will be a function of the mix of cash and stock paid to Veloce.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Got it. And any number that we should be using on the share count there or and also the sale leaseback what Opex impact would be?

Douglas Ahrens

So as we said earlier, it’s too early to state the mix of cash and stock for Veloce. So that’s something that will be determined after the milestone is obtained, which is imminent. Secondly, regarding the sale of the building, we look at this as an opportunity to sell an appreciated asset that we weren’t fully utilizing, and when I think of a sale leaseback, that’s more of a long-term lease, that’s not the situation we’re in here – we are selling and planning to relocate our offices.

Vijay R. Rakesh – Sterne, Agee & Leach, Inc.

Got it. Thanks.

Douglas Ahrens

And I think you said something at the end about the OpEx related to the lease. It was disclosed in the 8-K as you can see that was filed yesterday: $50,000 per month.

Operator

And our last question will come from the line of Krishna Shankar with ROTH Capital. Please proceed.

Krishna Shankar – ROTH Capital Partners LLC

Yes. Paramesh, on the X-Gene product line; you said that material shipments in the second half of fiscal year 2015, so between now and say the September quarter, it looks like you’ve made good progress with you know, customers such as HP, Dell and some of the cloud guys. What are some of the other milestones we should be looking for, either in terms of announcements from you or other customers in terms of getting this product at production worthy and what are the software milestones and sort of software porting milestones do we need to see?

Paramesh Gopi

Yeah, I will tell you, I think sometimes I should probably contextualize for you the magnitude of what is happened in the industry. Let me go back two years ago, I really I want to make sure that understood clearly. Two years when we started this, there was no ecosystem. There was no commitment. It was a bunch of people making noises about 32-bit servers and then you might low power micro-watt servers.

Two years ago when we first, or two-and-half years ago when we first started talking about this it was very clear. We said, we need to build an ecosystem. We need to get that ecosystem to have enterprise grade software and enterprise grade application, applications such as Hadoop as well as think like Java, come to bear, to make this happen.

We clearly demonstrated that all of that has happened and is all moved on toward an X-Gene platform. So from now on it’s more of a question of how does mission critical infrastructure get built out; and the timing of which is a function of infrastructure providers. Our view is that we are driving the market. We created the category. We have taken away all of the different (I’ll call it) encumbrances which were perceived or otherwise and we clearly demonstrated that we are now moving from more of a cloud readiness and that’s done. In my mind the cloud is done.

The next piece is how do we go after the enterprise, which is the bigger nut in the server space. Remember that today the cloud is about 30% of a $12 billion market – the enterprise is at 70%. So, if you ask me what’s next on the horizon, not for us, but generally for the industry, the next piece is how do we get enterprise class ARM that we’ve developed to really move into the enterprise from the cloud.

So, expect to see over the next year, key enterprise grade software and application running on things like X-Gene. Those are the kinds of proof points that you should look for number one. Number two, you should probably be also be aware that when you have applications that are CRM oriented that are BtoB oriented that are MtoM oriented, that are running on existing large x86 computing in the enterprise, will have to start to make their way into the ARM eco-system – and we are the door which they will use to move that whole thing forward.

So, this is going to be the year of transitioning from a cloud kind of architecture to more of an enterprise software eco-system; so I just want to extremely reiterate about that number one.

Number two, I also think that this is going to be the year of 10 and 40-gig and 100-gig in the server space, and if you look at the different types of announcements that people have made in terms of rack scale architectures, that’s going to be very critical.

Krishna Shankar – ROTH Capital Partners LLC

Okay thank you. And then have you talked about the features of the X-Gene 2 did you say you are sampling that or has it finished taping out, can you just?

Paramesh Gobi

No, we said that we are on track to sample it in the Spring that’s what we said on the last call. We are completely on track to do that and I think we gave some color on the fact that, there is an imminent milestone associated with it that will come due for Veloce and they are fully on track because the milestone is congruent through the technical delivery of something like that.

Krishna Shankar – ROTH Capital Partners LLC

Great. Doug tell me whether you can give us some sense there, revenue mix by enterprise service provider, embedded in data center, do you have sort of a mix like that first to get the impact of its service provider weakness on your revenues?

Douglas T. Ahrens

We don’t usually break it down to that level of detail. But as we did indicate in our guidance we have been when we are guiding down is really because of the service provider environment that we are seeing. So, that’s the part that changing the mix from quarter-to-quarter and hence our guidance.

Krishna Shankar – ROTH Capital Partners LLC

Okay. Thank you.

Operator

I will now turn the call back over to Traci for closing remarks.

Traci Tsuchiguchi

Thanks for joining us today. We look forward to seeing many of you at Open Compute in San Jose next week and at the Morgan Stanley and Pacific Crest conferences in San Francisco in March, as well as the ROTH Capital conference in Southern California. Thanks again for your interest in AppliedMicro.

Operator

Ladies and gentlemen, that concludes today’s conference. You may now disconnect. Have a great day.